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                                                                 EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

                           (Unaudited)     (Unaudited)
                          Three Months    Three Months  Fiscal Year  Fiscal Year    Fiscal Year     Fiscal Year    Fiscal Year
                             Ended            Ended        Ended         Ended          Ended           Ended          Ended
                          September 26,   September 26, June 30, 1997 June 30, 1996 June 30, 1995   June 30, 1994  June 30, 1993
                             1997             1996
                       -----------------------------------------------------------------------------------------------------------
Earnings before taxes
    on income            $   267,138    $  178,517    $ 1,013,690   $  834,926    $    388,082   $     642,799   $  614,398

                          ------------  ------------   ----------    ---------        ---------      ----------     --------

Add:   Fixed Charges
            Interest         816,915        547,469     2,551,364    1,981,171       1,678,515       1,023,866       710,086
            Interest factor
              in rents         7,231          6,514        26,516       25,672          24,594          21,772        20,084
                           ------------  -----------   -----------    ---------       ---------      ---------       -------

    Total fixed charges      824,146        553,983     2,577,880    2,006,843       1,703,109       1,045,638       730,170
                           ----------    -----------   -----------   ----------      ----------      ----------      --------

Earnings before fixed
     charges and taxes on
      income             $ 1,091,284    $   732,500   $ 3,591,570   $2,841,769    $  2,091,191    $   1,688,437   $1,344,568

                           =========       ========    ==========    =========       =========       ==========    =========

Ratio of earnings to
     fixed charges               1.3            1.3           1.4          1.4             1.2             1.6           1.8
                          ==========       =========   ==========    =========      ==========       ==========    =========



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